COMBIMATRIX CORPORATION STOCKHOLDERS APPROVE

MERGER AGREEMENT WITH INVITAE CORPORATION

IRVINE, Calif. (November 10, 2017) – CombiMatrix Corporation (NASDAQ: CBMX) (“CombiMatrix” or the “Company”), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, announced today that, based upon the final vote count for the Company’s Special Meeting of Stockholders held today, a majority of its stockholders voted to approve the previously announced merger agreement with Invitae Corporation (NYSE: NVTA) (“Invitae”), pursuant to which the Company would become a wholly owned subsidiary of Invitae upon closing of the proposed merger.

Approximately 1.79 million of the common shares voting at today’s Special Meeting voted in favor of the approval and adoption of the all-stock merger agreement, which represented approximately 60.8% of CombiMatrix’s total outstanding shares of common stock as of the September 26, 2017 record date for the Special Meeting.

“We are delighted to receive approval for the merger with Invitae, which we believe is in the best interest of our stockholders,” said Mark McDonough, President and Chief Executive Officer of CombiMatrix. “Combining CombiMatrix’s products and experience with Invitae’s scale and expertise will provide synergies that we believe will lead to opportunities to better serve patients.”

The merger, which is expected to be completed in the fourth quarter of 2017, remains subject to additional closing conditions, including the condition that at least 90% of the Company’s Series F warrants outstanding immediately prior to the date of the merger agreement shall have been validly tendered and not withdrawn prior to the expiration of the related exchange offer being conducted by Invitae (toward which Invitae will count any and all exercises of CombiMatrix Series F warrants prior to the expiration of the exchange offer, including such exercises as are made contingent solely upon a closing of the merger).

About CombiMatrix

CombiMatrix Corporation provides sophisticated molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, prenatal diagnosis, miscarriage analysis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. Our testing focuses on advanced technologies, including single nucleotide polymorphism chromosomal microarray analysis, next generation sequencing, fluorescent in situ hybridization and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

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Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “approximates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “possible,” “likely,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding the Company’s and Invitae’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed merger; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed merger; and the timing of the completion of the proposed merger. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: the risk that Invitae’s common stock price drops below $9.49; the risk that “Net Cash” at closing is lower than the Company forecasts; the risk that holders of less than 90% of the CombiMatrix Series F warrants tender or exercise their securities and the merger agreement is terminated as a result; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that the proposed merger is delayed; the inability to complete the merger due to the failure to satisfy any of the conditions to completion of the merger; the impact of the announcement or the completion of the merger on the market price of the common stock of the Company or Invitae, or on the Company’s or Invitae’s relationships with their employees, existing customers and suppliers or potential future customers and suppliers and on their operating results and businesses generally; the ability of Invitae to successfully integrate CombiMatrix’s operations and employees; the ability to realize anticipated synergies and costs savings of the proposed merger; the risk that if the merger is terminated and the Company has to pay termination fees and transaction expenses, the Company may not have sufficient funds to make such payments; the Company’s estimates of total market sizes for the tests that it offers; the Company’s ability to grow revenue and improve gross margin; delays in achieving cash flow-positive operating results; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover the Company’s tests or to reduce the amounts they are willing to pay for the Company’s tests; the risk that the Company will not be able to grow its business as quickly as it needs to; the inability to raise capital; the loss of members of the Company’s sales force; the Company’s ability to successfully expand the base of its customers, add to the menu of its diagnostic tests, develop and introduce new tests and related reports, expand and improve its current suite of diagnostic services, optimize the reimbursements received for its molecular testing services, and increase operating margins by improving overall productivity and expanding sales volumes; the Company’s ability to successfully accelerate sales, steadily increase the size of its customer rosters in all of its genetic testing markets; the Company’s ability to attract and retain a qualified sales force in wider geographies; the Company’s ability to ramp production from its sales; rapid technological change in the Company’s markets; changes in demand for the Company’s future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company, Invitae, the proposed merger or other matters attributable to the Company, Invitae or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:
Mark McDonough
President & CEO, CombiMatrix Corporation
(949) 753-0624

Investor Contact:
LHA Investor Relations
Jody Cain
(310) 691-7100
jcain@lhai.com

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